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                            December 27, 2022

       Nicholas Akins
       Chairman of the Board and Chief Executive Officer
       Indiana Michigan Power Company
       1 Riverside Plaza
       Columbus, Ohio 43215

                                                        Re: Indiana Michigan
Power Company
                                                            Registration
Statement on Form S-3
                                                            Filed December 19,
2022
                                                            File No. 333-268880

       Dear Nicholas Akins:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Ryan Aguiar